Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of December 27, 2011 (the “Effective Date”), by and between 6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company (“Landlord”), and CALLIDUS SOFTWARE INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.                  Landlord and Tenant have previously entered into that certain Office Lease Agreement dated as of March 30, 2010, as amended by that certain First Amendment to Lease dated as of October 20, 2010 (collectively, the “Original Lease”), which Lease covers certain premises consisting of approximately thirty-two thousand seventy-seven (32,077) rentable square feet including 30,772 rentable square feet located in Suite 500 on the fifth (5th) floor, 1,262 rentable square feet located in a server room on the ground floor and 43 rentable square feet located in an equipment closet on the ground floor (collectively, the “Original Premises”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Lease.

B.                    Tenant desires to expand the Original Premises by leasing Suite 150 of the Building containing approximately thirteen thousand seven hundred twenty-two (13,722) rentable square feet as more particularly shown on Exhibit A hereto (the “Expansion Premises”).

C.                    Accordingly, Landlord and Tenant desire to amend the Lease to, inter alia, expand the Original Premises to include the Expansion Premises, adjust the monthly Base Rent, and increase Tenant’s Proportionate Share, all upon and subject to the terms, covenants and conditions hereinafter set forth.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                      EXPANSION OF ORIGINAL PREMISES

The commencement date respecting the Expansion Premises shall be March 1, 2012 (the “Expansion Commencement Date”).  As of the Expansion Commencement Date, the Original Premises shall be expanded to include the Expansion Premises, and all references in the Original Lease to the “Premises” shall be deemed to refer to both the Original Premises and the Expansion Premises.

2.                      EARLY ACCESS

Notwithstanding the provisions of Section 1 above, Tenant shall be permitted to enter upon the Expansion Premises following mutual execution hereof, at all reasonable times for the sole purposes of installing its Tenant Improvements to the Expansion Premises pursuant to the terms of Exhibit B, and otherwise readying the Expansion Premises for Tenant’s occupancy; provided, however, that prior to any such entry, Tenant shall provide Landlord with proof of Tenant’s insurance as set forth in Paragraph 15 of the Original Lease.  Such entry upon the Expansion Premises shall be subject to all of the provisions of the Lease, except that Tenant shall not be required to pay Base Rent or Additional Rent for the Expansion Premises prior to the Expansion Commencement Date.

3.                      MONTHLY BASE RENT

Effective as of the Expansion Commencement Date and continuing thereafter through the Term, in addition to the Base Rent payable with respect to the Original Premises, Tenant shall pay monthly Base Rent for the Expansion Premises in accordance with the following schedule:

Monthly Base Rent:	Months	Sq. Ft.*	Monthly Base Rate		Monthly Base Rent
	March 1, 2012 - July 31, 2012	6,000	× $	2.00	= $	12,000.00
	August 1, 2012 - February 28, 2013	13,722	× $	2.00	= $	27,444.00
	March 1, 2013 - February 28, 2014	13,722	× $	2.05	= $	28,130.10
	March 1, 2014 - February 28, 2015	13,722	× $	2.10	= $	28,816.20
	March 1, 2015 - February 29, 2016	13,722	× $	2.15	= $	29,502.30
	March 1, 2016 - February 28, 2017	13,722	× $	2.20	= $	30,188.40
	March 1, 2017 - July 31, 2017	13,722	× $	2.25	= $	30,874.50

*  The square footage identified in the foregoing table has been used for the purposes of calculating Monthly Base Rent only, notwithstanding the fact that the Premises shall include the entire 13,722 square feet as of the Expansion Commencement Date.

4.                      MODIFICATIONS TO BASIC LEASE INFORMATION

Effective as of the Expansion Commencement Date, the Basic Lease Information of the Original Lease shall be modified as follows:

Premises Square Footage:	Approximately forty-five thousand seven hundred ninety-nine (45,799) rentable square feet.

Tenant’s Proportionate Share of Project:	5.38% as to the Original Premises 2.30% as to the Expansion Premises

Tenant’s Proportionate Share of Building:	21.51% as to the Original Premises 9.22% as to the Expansion Premises

Base Year	2010 as to the Original Premises 2012 as to the Expansion Premises

Unreserved Parking Spaces:	one hundred sixty (160) nonexclusive and undesignated parking spaces (3.5/1,000)

5.                      CONDITION OF EXPANSION PREMISES

(a)                 Landlord shall, at Landlord’s sole cost and expense, repair any water leak and related water damage or other issues associated with such leak/damage including but not limited to mold in the storage closet of the Expansion Premises.  In addition, any future water damage or moisture or other issues associated with such damage/moisture including but not limited to mold, that may occur in the storage closet shall be corrected by Landlord, at Landlord’s sole cost and expense, provided the same was not caused by Tenant.

(b)                Landlord represents and warrants that to its actual knowledge, without duty of investigation, the Expansion Premises and the Building do not currently suffer from any violation of any Laws.  As provided in Section 1.1 of Exhibit B hereto, if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA as a result of the construction of the Tenant Improvements by Tenant, then such work shall be the sole responsibility of Landlord and the costs thereof shall not be included in the cost of the Tenant Improvements.

(c)                 Landlord shall cause the Systems (as defined in Paragraph 4(b)(ii)(A)(3) of the Original Lease) serving the Expansion Premises to be in good working order on the Effective Date.  Any claims by Tenant under the preceding sentence shall be made in writing not later than the twentieth (20th) day after the Effective Date.  In the event Tenant fails to deliver a written claim to Landlord on or before such twentieth (20th) day, then Landlord shall be conclusively deemed to have satisfied its obligations under this Section 5.  Landlord’s obligations under this Section 5 shall specifically exclude any obligation to repair any damage caused to the Systems by Tenant or Tenant’s Agents.

(d)                Except as expressly set forth above, Tenant agrees that Landlord has made no representations or warranties of any kind or nature whatsoever respecting the Expansion Premises, their condition or suitability for Tenant’s use, and Tenant agrees to accept the Expansion Premises on the Effective Date in its then “as is, where is” condition, with all faults, without any obligation on the part of Landlord to modify, improve or otherwise prepare the Expansion Premises for Tenant’s occupancy.

6.                      SIGNAGE

Paragraph 18 of the Original Lease is hereby modified such that Landlord shall provide to Tenant, at Landlord’s expense, Building standard suite signage at one entrance to the Expansion Premises and additional signage on the Building directory.  Additionally, Tenant shall have the right, at Tenant’s sole cost and expense, to Building standard suite signage (which may include Tenant’s corporate logo) at a second entrance to the Expansion Premises.  Tenant shall also have the right, at Tenant’s sole cost and expense, to relocate its listing on the Monument Sign to the top strip, provided that Tenant exercises such right within sixty (60) days following the Effective Date.

7.                      RENEWAL OPTION

Paragraph 54(a) of the Original Lease is hereby modified such that the Option may be exercised by Tenant as to either (i) the entirety of the Premises (i.e., the Original Premises and the Expansion Premises), or (ii) the Original Premises.  Accordingly, any Extension Notice delivered by Tenant in accordance with Paragraph 54 of the Original Lease may expressly provide that Tenant is exercising its Option as to either (i) the entirety of the Premises, or (ii) the Original Premises, and in the event Tenant delivers an Extension Notice that does not specify as to all or a portion of the Premises, then such Extension Notice shall be deemed to exercise the Option as to the entirety of the Premises (i.e., the Original Premises and the Expansion Premises).

8.                      RIGHT OF FIRST OFFER

Paragraph 55(a) of the Original Lease is hereby modified such that the First Offer Space is deemed to be only the space located on the second floor of the Building commonly known as Suite 210 and containing approximately seven thousand seven hundred ten (7,710) rentable square feet.

9.                      TERMINATION OPTION

Landlord and Tenant acknowledge that the reference to “monthly Base Rent” described in Paragraph 56(b) of the Original Lease is deemed to refer to the monthly Base Rent payable with respect to the then existing Premises (i.e., the Original Premises and the Expansion Premises) and the Termination Option shall apply to the then existing Premises (i.e., the Original Premises and the Expansion Premises).

10.               MISCELLANEOUS

(a)                 As amended hereby, the Original Lease is hereby ratified and confirmed in all respects.  In the event of any inconsistencies between the terms of this Amendment and the Original Lease, the terms of this Amendment shall prevail.

(b)                Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker or finder in the negotiating or making of this Amendment other than Cushman & Wakefield of California, Inc., and Tenant shall indemnify and hold Landlord harmless from any claim or claims, and costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in conjunction with any claim or claims of any other broker or brokers to a commission in connection with this Amendment as a result of the actions of Tenant or its officers, agents or anyone acting on its behalf.  Provided that this Amendment is fully executed by the parties hereto, Landlord shall be liable to pay a commission to Cushman & Wakefield of California, Inc. in accordance with a separate written agreement between Landlord and Cushman & Wakefield of California, Inc.

(c)                 This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.

(d)                This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

(e)                 Except as set forth in this Amendment, all terms and conditions of the Original Lease shall remain in full force and effect.  The Original Lease and this Amendment, including the Exhibits and any Addenda attached hereto, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	6200 STONERIDGE MALL ROAD INVESTORS LLC,
a Delaware limited liability company

	By:	TPF Equity REIT Operating Partnership LP,
its sole member

	By:	TPF Equity REIT Operating Partnership GP LLC,
its general partner

		By:	/s/ Thomas Enger
		Name:	Thomas Enger
		Title:	Executive Director

		By:	/s/ Timothy J. Cahill
		Name:	Timothy J. Cahill
		Title:	Executive Director - Asset Management

TENANT:	CALLIDUS SOFTWARE INC.,
a Delaware corporation

	By:	/s/ Scott Baumgartner
	Name:	Scott Baumgartner
	Title:	VP Finance and Accounting
	Dated:	12/28/11

1

EXHIBIT A

EXPANSION PREMISES

PLEASANTON CORPORATE COMMONS
SUITE 100 6200 STONERIDGE MALL ROAD PLEASANTON, CALIFORNIA 13,722 R.S.F.

ID/Architecture 6700 Koll Center Parkway, Suite 110 Pleasanton, California 94566 Tel. 925.484.5245 Fax 925.484.5206	Hines 6200 STONERIDGE MALL RD., SUITE 130 PLEASANTON, CALIFORNIA Tel. : 925 734-8400

A-1

EXHIBIT B

TENANT WORK LETTER

This exhibit, entitled “Tenant Work Letter,” is and shall constitute Exhibit B to the Amendment, dated as of December 27, 2011, by and between Landlord and Tenant relating to the Expansion Premises.  The terms and conditions of this Exhibit B are hereby incorporated into and are made a part of the Amendment.  Capitalized terms used, but not otherwise defined, in this Exhibit B have the meanings ascribed to such terms in the Original Lease.

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of improvements to the Expansion Premises.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction within the Expansion Premises, in sequence, as such issues will arise during such construction.  All references in this Tenant Work Letter to Paragraphs of “this Lease” shall mean the relevant portions of the Original Lease, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 4 of this Tenant Work Letter.

1.                     Tenant Improvements

1.1                Tenant Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of One Hundred Seventy-One Thousand Five Hundred Twenty-Five Dollars ($171,525.00) for the costs relating to the initial design (including consultant and project management fees), permitting and construction of Tenant’s improvements which are affixed to the Expansion Premises, which improvements may include glass entry doors to the Expansion Premises which doors may include an etching of Tenant’s corporate logo, subject to Landlord’s reasonable consent (collectively, the “Tenant Improvements”) and for the “Tenant Improvement Allowance Items,” as that term is defined in Section 1.2(a) below.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.  Tenant shall have no claim for any Tenant Improvement Allowance, and Landlord shall have no obligation to reimburse Tenant for any Tenant Improvement costs, that have not been requested by December 31, 2012.  Notwithstanding anything in this Lease to the contrary, if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA as a result of the construction of the Tenant Improvements, then such work shall be the sole responsibility of Landlord and the costs thereof shall not be included in the cost of the Tenant Improvements.

1.2                Disbursement of the Tenant Improvement Allowance.

(a)                  Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”) and, except as otherwise specifically and expressly provided in this Tenant Work Letter, Landlord shall not deduct any other expenses from the Tenant Improvement Allowance.  The Tenant Improvement Allowance Items shall consist of:

(i)                        Payment of the fees and costs of the “Architect” and the “Engineers,” as those terms are defined in Section 2.1 of this Tenant Work Letter, costs paid to Tenant’s consultants in connection with the design, construction and move into the Expansion Premises and all related design and construction costs, including the fees and costs of Tenant’s project management consultant;

(ii)                     The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

(iii)                  The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, and trash removal and cleaning costs, cabling, supplemental cooling and electrical equipment, after hours utility usage, after hour staff time specifically for the Construciton and contractors’ fees, insurance and general conditions;

(iv)                 The cost of any changes in the base Building when such changes are required by Tenant’s occupancy and as noted in the approved Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or to comply with Laws, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(v)                    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes; and

(vi)                 any applicable sales and use taxes; and

(vii)              the cost of furniture, fixtures, signage, security, racks and other equipment installed in the Expansion Premises.

(b)                 Disbursement of Tenant Improvement Allowance.  During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

(i)                        Monthly Disbursements.  From time-to-time, but not more frequently than monthly (each, a “Submittal Date”) during the period from the date hereof through the construction of the Tenant Improvements, Tenant shall deliver to Landlord:  (A) a request for payment of the “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, and/or to the “Architect” and/or to the “Engineers,” as such terms are defined in Section 2.1 below, and/or to Tenant’s various consultants or other persons or entities entitled to payment (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Premises, detailing the portion of the work completed; (B) invoices from all of Tenant’s Agents (hereinafter defined) for labor rendered and materials and equipment delivered to the Expansion Premises for the applicable payment period; (C) executed conditional mechanics’ lien releases from all of applicable Tenant’s Agents that have mechanic lien rights, which shall substantially comply with the appropriate provisions of California Civil Code Section 3262(d) or unconditional releases if appropriate; provided, however, that with respect to fees and expenses of the Architect, Engineers, or construction or project managers or other similar consultants, and/or any other pre-construction items or FF&E costs, for which the payment scheme set forth in items (A) through (C) above of this Tenant Work Letter, is not applicable (collectively, the “Non-Construction Allowance Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, reasonable evidence of incurring the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (D) all other information reasonably requested in good faith by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord.  Within thirty (30) days following the Submittal Date, and assuming Landlord receives all of the information described in items (A) through (D) above, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant or if Tenant elects, to the Contractor, subcontractor, architect, engineer or consultant designated by Tenant and/or a separate check to Tenant where Tenant has provided evidence reasonably satisfactory to Landlord that Tenant has paid such Contractor (or other supplier of services or goods) accompanied when appropriate by unconditional lien releases, or any other provider of goods and services designated by Tenant to Landlord, and Tenant in payment of the lesser of:  (1) the amounts so requested by Tenant, as set forth above in this Section 1.2(b)(i), less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); provided, however, that no such retention shall be duplicative of the retention Tenant would otherwise withhold (but will not withhold) pursuant to its agreement with such Contractor and no such deduction shall be applicable to amounts due to Tenant’s consultants, the Architect, or the Engineer or for Non-Construction Allowance Items or other Tenant Improvement Allowance Items in connection with the payment of suppliers for materials delivered to the Expansion Premises and subcontractors for completing performance of their work substantially in advance of the completion of the Tenant Improvements pursuant to the Approved Construction Drawings, and (2) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention).  In the event that Landlord or Tenant identifies any material non-compliance with the Approved Construction Drawings, or substandard work, Landlord or Tenant as appropriate shall be provided a detailed statement identifying such material non-compliance or substandard work by the party claiming the same, and Tenant shall cause such work to be corrected so that such work is no longer substandard.  Such procedure shall also be applicable in connection with the payment of the Final Retention.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.  If Tenant receives a check payable to anyone other than solely to Tenant, Tenant may return such check to Landlord and receive a replacement check made payable only to Tenant within ten (10) business days, if Tenant provides the releases and evidence to the extent required above to receive a check payable solely to Tenant.

(ii)                     Final Retention.  A check for the Final Retention payable jointly to Tenant and Contractor (or payable solely to Tenant if Contractor is no longer owed any money by

Tenant for work performed in the Expansion Premises) shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Premises, provided that (A) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (B) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Expansion Premises has been substantially completed in accordance with the terms of this Tenant Work Letter, and (C) Tenant fulfills its obligations pursuant to Section 3.3 of this Tenant Work Letter.

(iii)                  Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items or are otherwise expressly permitted hereunder.

(c)                  Tenant Improvement Specifications.  The Tenant Improvements shall be constructed with new or like-new materials and of a quality consistent with interior tenant improvements generally found in a Class A office building.

2.                     Construction Drawings

2.1                Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner approved by Landlord, which approval shall not be unreasonably withheld or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2.  Tenant shall retain the engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Premises as part of the Tenant Improvements.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply at a minimum with Landlord’s Specifications and shall be in a drawing format reasonably acceptable to Landlord.  Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith, except to the extent that Landlord has specifically requested a modification to the Construction Drawings as a condition to Landlord’s approval of the Construction Drawings, and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.  Each time Landlord is granted the right to review, consent or approve the Construction Drawings or any component thereof (collectively, “Consent”), such Consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this agreement, Landlord consents to the selection and use of Interior Architects (IA), and Acies Engineering as acceptable Architects and Engineers for preparing drawings Tenants Construction Drawings.  Landlord shall not charge any review or supervisory fees related to the design or construction of Tenant Improvements.

2.2                Final Space Plan.  Tenant and the Architect shall prepare the final space plan for the Tenant Improvements (the “Final Space Plan”), and shall deliver the Final Space Plan to Landlord for Landlord’s approval.  The Final Space Plan shall show all corridors, internal and external offices and partitions, and exiting.  Landlord shall, within five (5) business days after Landlord’s receipt of the Final Space Plan (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) reasonably disapprove the Final Space Plan.  If Landlord disapproves the Final Space Plan, Tenant may resubmit the Final Space Plan to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 2.2, within five (5) business days after Landlord receives such resubmitted Final Space Plan.  Such procedures shall be repeated until the Final Space Plan is approved.  The Final Space Plan may be provided by Tenant to Landlord in one or more stages and at one or more times and the time periods set forth herein shall apply to each portion submitted.

2.3                Completion of Construction Drawings.  Once Landlord has approved the Final Space Plan, Tenant, the Architect and the Engineers shall complete the Construction Drawings for the Expansion Premises in a form which is sufficient to obtain applicable permits and shall submit such Construction Drawings to Landlord for Landlord’s approval.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Construction Drawings, either (i) approve the Construction Drawings, which approval shall not be unreasonably withheld if the same are logical evolutions of the Final Space Plan and do not deviate in any material respect therefrom, (ii) approve the Construction Drawings subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to submitting the Approved Construction Drawings for permits as set forth in Section 2.4 below of this Tenant Work Letter, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions.  If Landlord disapproves the Construction Drawings, Tenant may resubmit the Construction Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Construction Drawings, based upon the criteria set forth in this Section 2.3, within five (5) business days after Landlord receives such resubmitted Construction Drawings.  Such procedure shall be repeated until the Construction Drawings are approved.

2.4                Approved Construction Drawings.  The Construction Drawings for the Tenant Improvements shall be approved by Landlord (the “Approved Construction Drawings”) prior to the commencement of construction of the Tenant Improvements.  Tenant shall, at its sole cost and expense, cause to be obtained all applicable building permits required in connection with the construction of the Tenant Improvements (“Permits”).  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or certificate of occupancy for the Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate at no cost to Landlord with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such Permits or certificate of occupancy.  No changes, modifications or alterations in the Approved Construction Drawings may be made without the prior written consent of Landlord pursuant to the terms of Section 2.5 below.

2.5                Change Orders.  In the event Tenant desires to change the Approved Construction Drawings, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Approved Construction Drawings.  Landlord shall, within four (4) business days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, which approval shall not be unreasonably withheld if the same is consistent with the Final Space Plan or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval.  Notwithstanding the foregoing, Landlord’s consent shall not be required for Tenant Changes which meet the criteria for Alterations that do not require the consent of Landlord pursuant to the terms of Paragraph 12(a) of the Original Lease; provided, however that Tenant shall provide Landlord with written notice of any such Tenant Changes.

3.                     Construction of the Tenant Improvements

3.1                Tenant’s Selection of Contractors.

(a)                  The Contractor.  Tenant shall retain a licensed general contractor (the “Contractor”) pre-approved by Landlord, which approval shall not be unreasonably withheld or delayed, prior to Tenant causing the Contractor to construct the Tenant Improvements.

(b)                 Tenant’s Agents.  All major trade subcontractors and suppliers used by Tenant (such major trade subcontractors and material suppliers along with all other laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, subject to the terms hereof, Tenant shall cause Landlord’s designated structural, mechanical and life safety subcontractors to be retained in connection with the Tenant Improvements.  If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.  The Contractor and the Contractor’s subcontractors (collectively, “Tenant’s Contractors”) and their respective workers shall conduct their activities in and around the Expansion Premises, the Building and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and supplies at the Expansion Premises, the Building and the Project.

3.2                Construction of Tenant Improvements by Tenant’s Agents.

(a)                  Construction Contract.  Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor.

(b)                 Tenant’s Agents.

(i)                        Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.  Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following:  (A) the Tenant Improvements shall be constructed in conformance with the Approved Construction Drawings; (B) Tenant’s Contractors shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall, within five (5) business days of receipt thereof, inform Tenant and Tenant’s Contractors of any changes which are reasonably necessary thereto in order to avoid interference with Landlord’s work or unreasonable disruption of existing tenants and Tenant’s Contractors shall adhere to such corrected schedule; and (C) Tenant shall abide by all construction guidelines and reasonable rules made by Landlord’s Project manager with respect to any matter, within reason, in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

(ii)           Indemnity.  Tenant’s indemnity of Landlord as set forth, qualified and conditioned in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.  The waivers of subrogation set forth in the Lease pertaining to property damage shall be fully applicable to damage to property arising as a result of any work performed pursuant to the terms of this Tenant Work Letter.

(iii)                  Requirements of Tenant’s Agents.  Tenant’s Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Tenant’s Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after final completion.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(iv)                 Insurance Requirements.

(A)             General Coverages.  Tenant’s Contractor and major trade subcontractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease (provided that the limits of liability to be carried by such parties shall be in an amount which is customary for such respective parties employed by tenants constructing improvements in the Comparable Buildings), and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors.

(B)               Special Coverages.  Contractor shall carry “Builder’s All Risk” insurance, in an amount approved by Landlord but not more than the amount of the Contract, covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord (to the extent they are generally required by landlords of Comparable Buildings) and shall be in a form and with companies as are required to be carried by Tenant pursuant to the terms of the Lease.

(C)               General Terms.  Certificates for all insurance carried pursuant to this Section 3.2(b)(iv) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the Project.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof and the Lease is not terminated, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the completion of the Tenant Improvements.  All such insurance relating to property, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2(b)(ii) of this Tenant Work Letter and Tenant’s right with respect to the waiver of subrogation.

(c)                  Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) all Laws; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

(d)                 Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all reasonable times; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.  In the event that Landlord should disapprove any portion of the Tenant Improvements during an inspection, Landlord shall notify Tenant in writing within a reasonable time of such inspection of such disapproval and shall specify in reasonably sufficient detail the items disapproved.  Any defects or deviations in, and/or disapprovals in accordance herewith by Landlord of, the Tenant Improvements shall be rectified by Tenant at Tenant’s expense and at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the Tenant Improvements, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure, take such action as Landlord deems necessary to correct the same, at Tenant’s expense, and at no additional expense to Landlord, and without incurring any liability on Landlord’s part.

(e)                  Meetings.  Commencing upon the execution of this Amendment, Tenant shall hold periodic meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreeable by Tenant and Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings in person or via conference call.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of the request by Tenant of Contractor’s current request for payment.

3.3                Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall prepare a Notice of Completion, which Landlord shall execute if factually correct, and Tenant shall cause such Notice of Completion to be recorded in the appropriate office of the county recorder in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) CD-ROMs of such updated Approved Construction Drawings, in CAD format, within forty-five (45) days following issuance of a certificate of occupancy for the Expansion Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Premises.

4.                     Miscellaneous

4.1                Tenant’s Representative.  Tenant has designated its Facilities Manager as its representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter. Any notices per the Tenant Work letter shall be sent to the Facilities Manager with a copy to General Counsel as designated in section 33 of the Original Lease.

4.2                Landlord’s Representative.  Landlord has designated Anne Sparks as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.3                Surrender.  For purposes of Section 12 of the Original Lease, Landlord and Tenant acknowledge that the Tenant Improvements installed pursuant to this Tenant Work Letter shall constitute “Tenant Improvements” as referenced in Section 12 of the Original Lease and shall not be subject to removal.

4.4                Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

4.5                Tenant’s Lease Default.  Notwithstanding any terms to the contrary contained in the Lease, if Tenant is in default of the Lease (including, without limitation, this Tenant Work Letter) at any time on or before the completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such inaction by Landlord).  Notwithstanding the forgoing, if a default by Tenant is cured, forgiven or waived, Landlord’s suspended obligations shall be fully reinstated and resumed, effective immediately.